<Stamped:
FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
JAN 10 2000
No. C84-83
DEAN HELLER, SECRETARY OF STATE>

                 AMENDMENTS TO THE ARTICLES OF INCORPORATION
                                      OF
                                 TRIAM, LTD.


     Pursuant to Nevada Corporation Code N.R.S. 78-385, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation.

     ARTICLE I reads as follows:

                                  ARTICLE I

               NAME: The name of the Corporation is TRIAM, LTD.

                                  AMENDMENT

        ARTICLE I of the Articles of Incorporation is amended to read:

                                  ARTICLE I

      NAME: The name of the Corporation is WHY USA FINANCIAL GROUP, INC.

     ARTICLE IV reads as follows:

                                  ARTICLE IV

CAPITAL: The aggregate number of Shares which this Corporation shall have authority to issue shall be One Hundred Million (100,000,000) Shares of common voting stock, having a par value of One-tenth Cent ($0.001) per share and Capital of One Hundred Thousand ($100,000.00) Dollars.

                                  AMENDMENT

       ARTICLE IV of the Articles of Incorporation is amended to read:

CAPITAL: The aggregate number of Shares which this Corporation shall have authority to issue shall be Three Hundred Million (300,000,000) Shares of common voting stock, having a par value of One-tenth Cent ($0.001) per share and Capital of Three Hundred Thousand ($300,000.00) Dollars which shall be non-assessable and with no pre-emptive rights thereon, and, Fifty Million Shares of Preferred Stock, with no voting power.

      These amended articles to the Articles of Incorporation were presented to the Shareholders of the Corporation for the purpose of amending and replacing certain articles in the Articles of Incorporation, at a Special Meeting of Shareholders held December 16, 1999. As of December 16, 1999, there were 21,400,460 Shares of the Corporation common stock outstanding and entitled to vote on the Amendment. The number of shares voted for and against the adoption of these Amended Articles of Incorporation to replace
Article I and Article IV of the previous Articles of Incorporation and Amendments was:

                17,166,036  For              -0-  Against
                ----------                -------

     Which is 80% of the shares entitled to vote, with 80% voting in favor of the Amendments.

                                       Signed this 5th Day of January, 2000

                                       TRIAM, LTD.

                                       By /s/ David H. Timms
                                       President


attest:

By /s/ Ruston C. Ford

    Secretary


STATE OF UTAH       )
                    ) ss.
COUNTY OF SALT LAKE )


      On this 5 Day of January, 2000, before me, a Notary Public, personally appeared David H. Timms, known to me to be the person whose name is subscribed to the within document, and acknowledge that he executed the same.


   <Stamped:
    Notary Public
    LEONORA M. CARRASCO
    445 Trolley Square
    Salt Lake City, Utah 84102
    My Commission Expires                 /s/ Leonora M. Carrasco
    November 9, 2002                          Notary Public
    State of Utah>

Seal Expires November 9, 2002

<stamped
STATE OF NEVADA
Secretary of State

I hereby certify that this is a
true and complete copy
of the document as filed in this
office.

JAN 11 00

/s/ Dean Heller
    Dean Heller
Secretary of State
By D Farmer